EXHIBIT 99.4

Item 11.	Executive Compensation

Compensation Risk Assessment

In consultation with the Compensation Committee (the “Committee”) of the Board of Directors, members of Human Resources, Financial Reporting, Legal, Enterprise Risk Management and Internal Audit management conducted an assessment of whether the Company’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included a review of the risk characteristics of our business and the design of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning the Company’s compensation policies with the long-term interests of the Company and avoiding rewards or incentive structures that could create unnecessary risks to the Company.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material, adverse effect on the Company.

Compensation Discussion and Analysis

The Committee is generally charged with the oversight of our executive compensation and rewards programs. The Committee is currently composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. Responsibilities of the Committee include the review and approval of the following items:

•	Executive compensation strategy and philosophy;

•	Compensation arrangements for executive management;

•	Design and administration of the annual Senior Officer Performance Excellence Program (“PEP”);

•	Design and administration of our equity incentive plans;

•	Executive benefits and perquisites (including the HCA Restoration Plan and the Supplemental Executive Retirement Plan); and

•	Any other executive compensation or benefits related items deemed appropriate by the Committee.

In addition, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and assessment, and Chief Executive Officer performance assessment. The Committee may retain the services of independent outside consultants, as it deems appropriate, to assist in the strategic review of programs and arrangements relating to executive compensation and performance.

The following executive compensation discussion and analysis describes the principles underlying our executive compensation policies and decisions as well as the material elements of compensation for our named executive officers. Our named executive officers for 2010 were:

•	Richard M. Bracken, Chairman and Chief Executive Officer;

•	R. Milton Johnson, Executive Vice President and Chief Financial Officer;

•	Samuel N. Hazen, President — Western Group;

•	Beverly B. Wallace, President — Shared Services Group; and

•	W. Paul Rutledge, President — Central Group.

Compensation Philosophy and Objectives

The core philosophy of our executive compensation program is to support the Company’s primary objective of providing the highest quality health care to our patients while enhancing the long-term value of the Company to our stockholders. Specifically, the Committee believes the most effective executive compensation program (for all executives, including named executive officers):

•	Reinforces HCA’s strategic initiatives;

•	Aligns the economic interests of our executives with those of our stockholders; and

•	Encourages attraction and long-term retention of key contributors.

The Committee is committed to a strong, positive link between our objectives and our compensation and benefits practices.

Our compensation philosophy also allows for flexibility in establishing executive compensation based on an evaluation of information prepared by management or other advisors and other subjective and objective considerations deemed appropriate by the Committee, subject to any contractual agreements with our executives. The Committee will also consider the recommendations of our Chief Executive Officer. This flexibility is important to ensure our compensation programs are competitive and that our compensation decisions appropriately reflect the unique contributions and characteristics of our executives.

Compensation Structure and Market Positioning

Our compensation program is heavily weighted towards performance-based compensation, reflecting our philosophy of increasing the long-term value of the Company and supporting strategic imperatives. Total direct compensation and other benefits consist of the following elements:

Total Direct Compensation	•	Base Salary
	•	Annual Incentives (offered through our PEP)
	•	Long-Term Equity Incentives
Other Benefits	•	Retirement Plans
	•	Limited Perquisites and Other Personal Benefits
	•	Severance Benefits

The Committee does not support rigid adherence to benchmarks or compensatory formulas and strives to make compensation decisions which effectively support our compensation objectives and reflect the unique attributes of the Company and each executive. Our general practice, however, with respect to pay positioning, is that executive base salaries and annual incentive (PEP) target values should generally position total annual cash compensation between the median and 75th percentile of similarly-sized general industry companies. We utilize the general industry as our primary source for competitive pay levels because HCA is significantly larger than its industry peers. See the discussion of market positioning below for further information. The named executive officers’ pay fell within the range noted above for jobs with equivalent market comparisons.

The cash compensation mix between salary and PEP has historically been more weighted towards salary than competitive practice among our general industry peers would suggest. Over time, we have made steps towards a mix of cash compensation that will place a greater emphasis on annual performance-based compensation.

Although we look at competitive long-term equity incentive award values in similarly-sized general industry companies when assessing the competitiveness of our compensation programs, we do not make annual executive option grants (and we did not base our initial post-Merger 2007 stock option grants on these levels) since equity is structured differently in closely-held companies than in publicly-traded companies. As is typical in similar situations, the Investors wanted to share a certain percentage of the equity with executives shortly after the consummation of the Merger and establish performance objectives and incentives up front in lieu of annual grants to ensure our executives’ long-term economic interests would be aligned with those of the Investors. This pool of equity was then further allocated based on the executives’ responsibilities and anticipated impact on, and potential for, driving Company strategy and performance. On a cumulative basis, the resulting total direct pay mix is heavily weighted towards performance-based pay (PEP plus stock options)

rather than fixed pay, which the Committee believes reflects the compensation philosophy and objectives discussed above.

Compensation Process

The Committee ensures executives’ pay levels are materially consistent with the compensation strategy described above, in part, by conducting annual assessments of competitive executive compensation. Semler Brossy Consulting Group, LLC has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or HCA. Management (but no named executive officer), in collaboration with Semler Brossy, collects and presents compensation data from similarly-sized general industry companies, based to the extent possible on comparable position matches and compensation components. The following nationally recognized survey sources were utilized in anticipation of establishing 2010 executive compensation:

Survey	Revenue Scope

Towers Perrin Executive Compensation Database	Greater than $20B
Hewitt Total Compensation Measurement	$10B - $25B
Hewitt Total Compensation Measurement	Greater than $25B

These particular revenue scopes were selected because they were the closest approximations to HCA’s revenue size. Each survey that provided an appropriate position match and sufficient sample size to be used in the compensation review was weighted equally. For this purpose, the two Hewitt survey cuts were considered as one survey, and we used an average of the two surveys (50% for the $10B — $25B cut and 50% for the Greater than $25B).

Data was also collected from health care providers within our industry including Community Health Systems, Inc., Health Management Associates, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Tenet Healthcare Corporation and Universal Health Services, Inc. These health care providers are used only to obtain a general understanding of current industry compensation practices since we are significantly larger than these companies. CEO and CFO compensation data was also collected and reviewed for large public health care companies which included, in addition to health care providers, companies in the health insurance, pharmaceutical, medical supplies and related industries. This peer group’s 2009 revenues ranged from $7.4 billion to $87.1 billion with median revenues of $24.8 billion. The companies in this analysis included Abbott Laboratories, Aetna Inc., Amgen Inc., Baxter International Inc., Boston Scientific Corp., Bristol-Myers Squibb Company, CIGNA Corp., Coventry Health Care, Inc., Express Scripts, Inc., Humana Inc., Johnson & Johnson, Eli Lilly and Company, Medco Health Solutions Inc., Merck & Co., Inc., Pfizer Inc., Quest Diagnostics Incorporated, Thermo Fisher Scientific Inc., UnitedHealth Group Incorporated and Wellpoint, Inc.

Consistent with our flexible compensation philosophy, the Committee is not required to approve compensation precisely reflecting the results of these surveys, and may also consider, among other factors (typically not reflected in these surveys): the requirements of the applicable employment agreements, the executive’s individual performance during the year, his or her projected role and responsibilities for the coming year, his or her actual and potential impact on the successful execution of Company strategy, recommendations from our Chief Executive Officer and compensation consultants, an officer’s prior compensation, experience, and professional status, internal pay equity considerations, and employment market conditions and compensation practices within our peer group. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive upon consideration of the relevant facts and circumstances.

Employment Agreements

In connection with the Merger, we entered into employment agreements with each of our named executive officers and certain other members of senior management to help ensure the retention of those executives critical to the future success of the Company. Among other things, these agreements set the executives’ compensation terms, their rights upon a termination of employment, and restrictive covenants around non-competition, non-solicitation, and confidentiality. These terms and conditions are further explained in the remaining portion of this Compensation Discussion and Analysis and under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.”

Elements of Compensation

Base Salary

Base salaries are intended to provide reasonable and competitive fixed compensation for regular job duties. The threshold base salaries for our executives are set forth in their employment agreements. In light of actual total cash compensation realized for 2009 and cash compensation opportunities levels for 2010 (including the cash distributions on vested options), we did not increase named executive officer base salaries in 2010, other than a 3.7% increase in Mr. Rutledge’s salary effective April 1, 2010 as an internal equity adjustment to internal peer roles. Mr. Hazen’s salary was increased by 7.78%, effective May 1, 2011, as a result of his promotion to the position of President of Operations.

Annual Incentive Compensation: PEP

The PEP is intended to reward named executive officers for annual financial performance, with the goals of providing high quality health care for our patients and increasing stockholder value. Accordingly, the Company’s 2010 Senior Officer Performance Excellence Program, (the “2010 PEP”), was approved by the Committee to cover annual incentive awards for 2010. Each named executive officer in the 2010 PEP was assigned a 2010 annual award target expressed as a percentage of salary ranging from 66% to 130%. For 2010, the Committee had the ability to apply negative discretion based on performance of Company-wide quality metrics against industry benchmarks, and for Ms. Wallace, negative discretion could have been applied based on performance of individuals goals related to the operations of the Shared Services Group. The Committee set Mr. Bracken’s 2010 target percentage at 130% of his 2010 base salary for his role as Chairman and Chief Executive Officer and set Mr. Johnson’s 2010 target percentage at 80% of his 2010 base salary for the position of Executive Vice President and Chief Financial Officer. The 2010 target percentage for each of Messrs. Hazen and Rutledge and Ms. Wallace was set at 66% of their respective 2010 base salaries (see individual targets in the table below). These targets were intended to provide a meaningful incentive for executives to achieve or exceed performance goals.

The 2010 PEP was designed to provide 100% of the target award for target performance, 25% of the target award for a minimum acceptable (threshold) level of performance, and a maximum of 200% of the target award for maximum performance, while no payments were to be made for performance below threshold levels. The Committee believes this payout curve is consistent with competitive practice. More importantly, it promotes and rewards continuous growth as performance goals have consistently been set at increasingly higher levels each year. Actual awards under the PEP are generally determined using the following two steps:

1. The executive’s conduct must reflect our mission and values by upholding our Code of Conduct and following our compliance policies and procedures. This step is critical to reinforcing our commitment to integrity and the delivery of high quality health care. In the event the Committee determines the participant’s conduct during the fiscal year is not in compliance with the first step, he or she will not be eligible for an incentive award.

2. The actual award amount is determined based upon Company performance. In 2010, the PEP for all named executive officers, other than Mr. Hazen and Mr. Rutledge, incorporated one Company financial performance measure, EBITDA, defined in the 2010 PEP as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC 718”)) (“EBITDA”). The Company EBITDA target for 2010, as adjusted, was $5.752 billion for the named executive officers. Mr. Hazen’s 2010 PEP, as the Western Group President, was based 50% on Company EBITDA and 50% on Western Group EBITDA (with a Western Group

EBITDA target for 2010 of $2.993 billion, as adjusted) to ensure his accountability for his group’s results. Similarly, Mr. Rutledge’s 2010 PEP, as the Central Group President, was based 50% on Company EBITDA and 50% on Central Group EBITDA (with a Central Group EBITDA target for 2010 of $1.392 billion, as adjusted). The Committee chose to base annual incentives on EBITDA for a number of reasons:

•	It effectively measures overall Company performance;

•	It can be considered an important surrogate for cash flow, a critical metric related to paying down the Company’s significant debt obligation;

•	It is the key metric driving the valuation in the internal Company model, consistent with the valuation approach used by industry analysts; and

•	It is consistent with the metric used for the vesting of the financial performance portion of our option grants.

These EBITDA targets should not be understood as management’s predictions of future performance or other guidance and investors should not apply these in any other context. Our 2010 threshold performance level was set at the prior year’s performance level and the maximum performance goal was set at approximately 5% above the target goal to reflect likely performance volatility. EBITDA targets were linked to the Company’s short-term and long-term business objectives to ensure incentives are provided for appropriate annual growth.

Upon review of the Company’s 2010 financial performance, the Committee determined that Company EBITDA performance for the fiscal year ended December 31, 2010 was approximately 102.6% of target performance levels as set by the Compensation Committee, as adjusted, resulting in a 151.8% of target payout. The EBITDA performance of the Western Group was 103.1% of the performance target, resulting in a 161.9% of target payout, and the EBITDA performance of the Central Group was under the threshold performance level.

	2010 Adjusted	2010 Actual
	EBITDA Target	Adjusted EBITDA

Company	$5.752 billion	$5.901 billion
Western Group	$2.993 billion	$3.086 billion
Central Group	$1.392 billion	$1.272 billion

Accordingly, the 2010 PEP will be paid out as follows to the named executive officers (the actual 2010 PEP payout amounts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table):

		2010 Actual PEP
	2010 Target PEP	Award
Named Executive Officer	(% of Salary)	(% of Salary)

Richard M. Bracken (Chairman and CEO)	130%	197%
R. Milton Johnson (Executive Vice President and CFO)	80%	121%
Samuel N. Hazen (President, Western Group)	66%	104%
Beverly B. Wallace (President, Shared Services Group)	66%	100%
W. Paul Rutledge (President, Central Group)	66%	50%

Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in Restricted Stock Units (“RSUs”). The RSU grants will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Messrs. Bracken, Johnson and Hazen and Ms. Wallace will each receive an RSU grant for achieving PEP payouts over the target level.

The Company can recover (or “clawback”) incentive compensation pursuant to our 2010 PEP that was based on (i) achievement of financial results that are subsequently the subject of a restatement due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting rules and regulations, or (ii) a subsequent finding that the financial information or performance metrics used by the Committee to determine the amount of the incentive compensations are materially inaccurate, in each case regardless of individual fault. In addition, the Company may recover any incentive compensation awarded or paid pursuant to this policy based on the participant’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The Committee may also provide for incremental additional payments to then-current executives in the event any restatement or error indicates that such executives should have received higher performance-based payments. This policy is administered by the Committee in the exercise of its discretion and business judgment based on the relevant facts and circumstances.

The Senior Officer Performance Excellence Program for 2011 was adopted on March 30, 2011.

Long-Term Equity Incentive Awards: Options

In connection with the Merger, the Board of Directors of HCA Inc. approved and adopted the 2006 Stock Incentive Plan for Key Employees of HCA Inc. and its Affiliates (the “2006 Plan”). The 2006 Plan was assumed by HCA Holdings, Inc. on November 22, 2010 in connection with the Corporate Reorganization. The purpose of the 2006 Plan is to:

•	Promote our long term financial interests and growth by attracting and retaining management and other personnel and key service providers with the training, experience and abilities to enable them to make substantial contributions to the success of our business;

•	Motivate management personnel by means of growth-related incentives to achieve long range goals; and

•	Further the alignment of interests of participants with those of our stockholders through opportunities for increased stock or stock-based ownership in the Company.

In January 2007, pursuant to the terms of the named executive officers’ respective employment agreements, the Committee approved long-term stock option grants to our named executive officers under the 2006 Plan consisting solely of a one-time, multi-year stock option grant in lieu of annual long-term equity incentive award grants (“New Options”). In addition to the New Options granted in 2007, the Company committed to grant the named executive officers 2x Time Options (as defined below) in their respective employment agreements, as described in more detail below under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements.” The Committee believes stock options are the most effective long-term vehicle to directly align the interests of executives with those of our stockholders by motivating performance that results in the long-term appreciation of the Company’s value, since they only provide value to the executive if the value of the Company increases. As is typical in leveraged buyout situations, the Committee determined that granting all of the stock options (except the 2x Time Options) up front rather than annually was appropriate to aid in retaining key leaders critical to the Company’s success over the next several years and, coupled with the executives’ significant personal investments in connection with the Merger, provide an equity incentive and stake in the Company that directly aligns the long-term economic interests of the executives with those of the Investors.

The New Options have a ten year term and are divided so that 1/3 are time vested options, 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors, each as described below. The combination of time, performance and investor return based vesting of these awards is designed to compensate executives for long term commitment to the Company, while motivating sustained increases in our financial performance and helping ensure the Sponsors have received an appropriate return on their invested capital before executives receive significant value from these grants.

The time vested options were granted to aid in retention. Consistent with this goal, the time vested options granted in 2007 vest and become exercisable in equal increments of 20% on each of the first five anniversaries of the grant date. The time vested options have an exercise price equivalent to fair market value on the date of grant. Since our common stock was not then traded on a national securities exchange, fair market value was determined reasonably and in good faith by the Board of Directors after consultation with the Chief Executive Officer and other advisors.

The EBITDA-based performance vested options are intended to motivate sustained improvement in long-term performance. Consistent with this goal, the EBITDA-based performance vested options granted in 2007 are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved. These EBITDA performance targets were established at the time of the Merger and can be adjusted by the Board of Directors in consultation with the Chief Executive Officer as described below. We chose EBITDA (defined in the award agreements as earnings before interest, taxes, depreciation, amortization, minority interest expense (now, net income attributable to noncontrolling interests), gains or losses on sales of facilities, gains or losses on extinguishment of debt, asset or investment impairment charges, restructuring charges, and any other significant nonrecurring non-cash gains or charges (but excluding any expenses for share-based compensation under ASC 718 with respect to any awards granted under the 2006 Plan)) as the performance metric since it is a key driver of our valuation and for other reasons as described above in the “Annual Incentive Compensation: PEP” section of this Compensation Discussion and Analysis. Due to the number of events that can occur within our industry in any given year that are beyond the control of management but may significantly impact our financial performance (e.g., health care regulations, industry-wide significant fluctuations in volume, etc.), we have incorporated “catch up” vesting provisions. The EBITDA-based performance vested options may vest and become exercisable on a “catch up” basis, such that options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year.

As with the EBITDA targets under our PEP, pursuant to the terms of the 2006 Plan and the Stock Option Agreements governing the 2007 grants, the Board of Directors, in consultation with our Chief Executive Officer, has the ability to adjust the established EBITDA targets for significant events, changes in accounting rules and other customary adjustment events. We believe these adjustments may be necessary in order to effectuate the intents and purposes of our compensation plans and to avoid unintended consequences that are inconsistent with these intents and purposes. For example, the Board of Directors exercised its ability to make adjustments to the Company’s 2010-2011 EBITDA performance targets (including cumulative EBITDA targets) for facility acquisitions and accounting changes.

The options that vest based on investment return to the Sponsors are intended to align the interests of executives with those of our principal stockholders to ensure stockholders receive their expected return on their investment before the executives can receive their gains on this portion of the option grant. These options vest and become exercisable with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return (as defined below) is at least equal to two times the price paid to stockholders in the Merger (or $22.64), and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least equal to two-and-a-half times the price paid to stockholders in the Merger (or $28.30). “Investor Return” means, on any of the first five anniversaries of the closing date of the Merger, or any date thereafter, all cash proceeds actually received by affiliates of the Sponsors after the closing date in respect of their common stock, including the receipt of any cash dividends or other cash distributions (including the fair market value of any distribution of common stock by the Sponsors to their limited partners), determined on a fully diluted, per share basis. In addition, the fair market value of the Company’s common stock held by the Sponsors shall be deemed “cash proceeds” under the Investor Return options with respect to one third of such options upon each of the closing of the Company’s initial public offering, December 31, 2011 and December 31, 2012. The Sponsor investment return options also may become vested and exercisable on a “catch up” basis if the relevant Investor Return is achieved at any time occurring prior to the expiration of such options.

Upon review of the Company’s 2010 financial performance, the Committee determined the Company achieved the 2010 EBITDA performance target of $5.066 billion, as adjusted, under the New Option awards;

therefore, pursuant to the terms of the 2007 Stock Option Agreements, 20% of each named executive officer’s EBITDA-based performance vested options vested as of December 31, 2010. Further, 20% of each named executive officer’s time vested options vested on the third anniversary of their grant date, January 30, 2010. As of the end of the 2010 fiscal year, no portion of the options that vest based on Investor Return have vested; however, such options remain subject to the “catch up” vesting provisions described above.

In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, 10% of the options initially authorized for grant under the 2006 Plan at some time before November 17, 2011 (but with a good faith commitment to do so before a “change in control” (as defined in the 2006 Plan) or a “public offering” (as defined in the 2006 Plan) and before the time when our Board of Directors reasonably believed that the fair market value of our common stock is likely to exceed the equivalent of $22.64 per share) at an exercise price per share that is the equivalent of $22.64 per share (“2x Time Options”). On October 6, 2009, the 2x Time Options were granted. The Committee allocated those options in consultation with our Chief Executive Officer based on past executive contributions and future anticipated impact on Company objectives. Forty percent of the 2x Time Options were vested upon grant to reflect employment served since the Merger, an additional twenty percent of these options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of these options will vest on November 17, 2011. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan.

For additional information concerning the options awarded in 2007 and 2009, see the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Distributions on Options

The Company declared cash distributions in respect of the outstanding common stock of the Company in January, May and November 2010. In recognition of the value created by management through effective execution of operating strategies, and as otherwise required pursuant to the terms of the applicable option agreements, the Company also made cash distribution payments to holders of vested stock options outstanding on the respective distribution record dates, as outlined below.

On January 27, 2010 and May 5, 2010, the Board of Directors of HCA Inc. declared cash distributions of $3.88 per share of HCA Inc.’s outstanding common stock and $1.11 per share of HCA Inc.’s outstanding common stock (the “February and May Distributions”), respectively, payable to stockholders of record on February 1, 2010 and May 6, 2010 (the “February and May Record Dates”), respectively.

In connection with the February and May Distributions, HCA Inc. made cash payments to holders of vested options to purchase the common stock granted pursuant to HCA Inc.’s equity incentive plans. The cash payments equaled the product of (x) the number of shares of common stock subject to such options outstanding on the February and May Record Dates, respectively, multiplied by (y) the per share amount of the respective February and May Distributions, less (z) any applicable withholding taxes. In order to effect the cash payments to holders of vested options granted pursuant to the 2006 Plan, the Committee amended the applicable option agreements to provide that, in connection with the February and May Distributions, HCA Inc. made the cash payments described above to holders of vested options granted pursuant to the 2006 Plan in lieu of adjusting the exercise prices of such options. HCA Inc. reduced the per share exercise prices of any unvested options outstanding as of the February and May Record Dates, respectively, by the respective per share February and May Distributions amount paid in accordance with the terms of the option agreements.

On November 23, 2010, the Board of Directors of HCA Holdings, Inc. declared a cash distribution of $4.44 per share of the HCA Holdings, Inc.’s outstanding common stock (the “November Distribution”), payable to stockholders of record on November 24, 2010 (the “November Record Date”).

In connection with the November Distribution, HCA Holdings, Inc. made a cash payment to holders of vested options to purchase the HCA Holdings, Inc. common stock granted pursuant to HCA Holdings, Inc.’s equity incentive plans. The cash payment equaled the product of (x) the number of shares of common stock subject to such options outstanding on the November Record Date, multiplied by (y) the per share amount of the November Distribution, less (z) any applicable withholding taxes. HCA Holdings, Inc. reduced the per share exercise prices of any unvested options outstanding as of the November Record Date by the per share November Distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. If the per share exercise price could not be reduced by the full amount of the per share November Distribution, HCA Holdings, Inc. agreed to pay to each holder of unvested options to purchase shares of HCA Holdings Inc.’s common stock granted pursuant to HCA Holdings Inc.’s equity incentive plans outstanding on the November Record Date an amount on a per share basis equal to the balance of the per share amount of the November Distribution not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to an unvested option to purchase shares of HCA Holdings, Inc.’s common stock as of the November Record Date on or about the date such option becomes vested.

For additional information concerning the distribution payments on options held by the named executive officers, see the 2010 Summary Compensation Table.

Ownership Guidelines

While we have maintained stock ownership guidelines in the past, as a non-listed company, we no longer have a policy regarding stock ownership guidelines. However, we do believe equity ownership aligns our executive officers’ interests with those of the Investors. Accordingly, all of our named executive officers were required to rollover at least half their pre-Merger equity and, therefore, maintain significant stock ownership in the Company. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”

Retirement Plans

We currently maintain one tax-qualified retirement plan in which the named executive officers are eligible to participate, the HCA 401(k) Plan, to aid in retention and to assist employees in providing for their retirement. We also formerly maintained the HCA Retirement Plan, which as of April 1, 2008, merged into the HCA 401(k) Plan resulting in one tax-qualified retirement plan. Generally all employees who have completed the required service are eligible to participate in the HCA 401(k) Plan. Each of our named executive officers participates in the plan. For additional information on these plans, including amounts contributed by HCA in 2010 to the named executive officers, see the Summary Compensation Table and related footnotes and narratives and “2010 Pension Benefits.”

Our key executives, including the named executive officers, also participate in two supplemental retirement programs. The Committee and the Board initially approved these supplemental programs to:

•	Recognize significant long-term contributions and commitments by executives to the Company and to performance over an extended period of time;

•	Induce our executives to continue in our employ through a specified normal retirement age (initially 62 through 65, but reduced to 60 upon the change in control at the time of the Merger in 2006); and

•	Provide a competitive benefit to aid in attracting and retaining key executive talent.

The HCA Restoration Plan, a non-qualified retirement plan, provides a benefit to replace a portion of the contributions lost in the HCA 401(k) Plan due to certain Internal Revenue Service limitations. Effective January 1, 2008, participants in the SERP (described below) are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts maintained for each named executive officer under this plan as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund within the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns. For additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation.”

Key executives also participate in the Supplemental Executive Retirement Plan (the “SERP”), adopted in 2001. The SERP benefit brings the total value of annual retirement income to a specific income replacement level. For named executive officers with 25 years or more of service, this income replacement level is 60% of final average pay (base salary and PEP payouts) at normal retirement, a competitive level of benefit at the time the plan was implemented. Due to the Merger, all participants are fully vested in their SERP benefits and the plan is now frozen to new entrants. For additional information concerning the SERP, see “2010 Pension Benefits.”

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Personal Benefits

Our executive officers receive limited, if any, benefits outside of those offered to our other employees. Generally, we provide these benefits to increase travel and work efficiencies and allow for more productive use of the executive’s time. Mr. Bracken is permitted to use the Company aircraft for personal trips, subject to the aircraft’s availability. The named executive officers may have their spouses accompany them on business trips taken on the Company aircraft, subject to seat availability. In addition, there are times when it is appropriate for an executive’s spouse to attend events related to our business. On those occasions, we will pay for the travel expenses of the executive’s spouse. We will, on an as needed basis, provide mobile telephones and personal digital assistants to our employees and certain of our executive officers have obtained such devices through us. The value of these personal benefits, if any, is included in the executive officer’s income for tax purposes and, in certain limited circumstances, the additional income attributed to an executive officer as a result of one or more of these benefits may be grossed up to cover the taxes due on that income. Except as otherwise discussed herein, other welfare and employee-benefit programs are the same for all of our eligible employees, including our executive officers. For additional information, see footnote (4) to the Summary Compensation Table.

Severance and Change in Control Benefits

As noted above, all of our named executive officers have entered into employment agreements, which provide, among other things, each executive’s rights upon a termination of employment in exchange for non-competition, non-solicitation, and confidentiality covenants. We believe that reasonable severance benefits are appropriate in order to be competitive in our executive retention efforts. These benefits should reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time. We also believe that these types of agreements are appropriate and customary in situations such as the Merger wherein the executives have made significant personal investments in the Company and that investment is generally illiquid for a significant period of time. Finally, we believe formalized severance arrangements are common benefits offered by employers competing for similar senior executive talent.

Severance Benefits for Named Executive Officers

If employment is terminated by the Company without “cause” or by the executive for “good reason” (whether or not the termination was in connection with a change-in-control), the executive would be entitled to “accrued rights” (cause, good reason and accrued rights are as defined in “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements”) plus:

•	Subject to restrictive covenants and the signing of a general release of claims, an amount equal to two times for Messrs. Hazen and Rutledge and Ms. Wallace and three times in the case of Messrs. Bracken and Johnson the sum of base salary plus the annual PEP incentive paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two year period;

•	Pro-rata bonus; and

•	Continued coverage under our group health plans during the period over which the cash severance is paid.

Additionally, unvested options will be forfeited; however, vested New Options (including 2x Time Options) will remain exercisable until the first anniversary of the termination of the executive’s employment.

Because we believe a termination by the executive for good reason (a constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such a constructive termination of the named executive officer’s employment. All of our severance provisions are believed to be within the realm of competitive practice and are intended to provide fair and reasonable compensation to the executive upon a termination event.

Change in Control Benefits

Pursuant to the Stock Option Agreements governing the New Options granted in 2007 and the 2x Time Options granted in 2009, both under the 2006 Plan, upon a Change in Control of the Company (as defined below), all unvested time vesting New Options and 2x Time Options (that have not otherwise terminated or become exercisable) shall become immediately exercisable. Performance options that vest subject to the achievement of EBITDA targets will become exercisable upon a Change in Control of the Company if: (i) prior to the date of the occurrence of such event, all EBITDA targets have been achieved for years ending prior to such date; (ii) on the date of the occurrence of such event, the Company’s actual cumulative total EBITDA earned in all years occurring after the performance option grant date, and ending on the date of the Change in Control, exceeds the cumulative total of all EBITDA targets in effect for those same years; or (iii) the Investor Return is at least two-and-a-half times the price paid to the stockholders in the Merger (or $28.30). For purposes of the vesting provision set forth in clause (ii) above, the EBITDA target for the year in which the Change in Control occurs shall be equitably adjusted by the Board of Directors in good faith in consultation with the chief executive officer (which adjustment shall take into account the time during such year at which the Change in Control occurs). Performance vesting options that vest based on the investment return to the Sponsors will only vest upon the occurrence of a Change in Control if, as a result of such event, the applicable Investor Return (i.e., at least two times the price paid to the stockholders in the Merger for half of these options and at least two-and-one-half times the price paid to the stockholders in the Merger for the other half of these options) is also achieved in such transaction (if not previously achieved). “Change in Control” means in one or more of a series of transactions (i) the transfer or sale of all or substantially all of the assets of the Company (or any direct or indirect parent of the Company) to an Unaffiliated Person (as defined below); (ii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale of the voting stock of the Company (or any direct or indirect parent of the Company), an Investor, or any affiliate of any of the Investors to an Unaffiliated Person, in any such event that results in more than 50% of the common stock of the Company (or any direct or indirect parent of the Company) or the resulting company being held by an Unaffiliated Person; or (iii) a merger, consolidation, recapitalization or reorganization of the Company (or any direct or indirect parent of the Company) with or into another Unaffiliated Person, or a transfer or sale by the Company (or any direct or indirect parent of the Company), an Investor or any affiliate of any of the Investors, in any such event after which the Investors and their affiliates (x) collectively own less than 15% of the common stock of and (y) collectively have the ability to appoint less than 50% of the directors to the Board (or any resulting company after a merger). For purposes of this definition, the term “Unaffiliated Person” means a person or group who is not an Investor, an affiliate of any of the Investors or an entity in which any Investor holds, directly or indirectly, a majority of the economic interest in such entity.

Additional information regarding applicable payments under such agreements for the named executive officers is provided under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Recoupment of Compensation

Information regarding the Company’s policy with respect to recovery of incentive compensation is provided under “Annual Incentive Compensation: PEP” above.

Tax and Accounting Implications

On April 29, 2008, we registered our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended; and the Company became subject to Section 162(m) of the Code, for fiscal year 2008 and beyond, so long as the Company’s stock remains registered with the SEC. The Committee considers the impact of Section 162(m) in the design of its compensation strategies. Under Section 162(m), compensation paid to executive officers in excess of $1,000,000 cannot be taken by us as a tax deduction unless the compensation qualifies as performance-based compensation. We have determined, however, that we will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m) if such limitation is not in the best interests of our stockholders. While considering the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, retain and motivate executives and to align the executives’ interests with those of our stakeholders.

The Committee operates its compensation programs with the good faith intention of complying with Section 409A of the Internal Revenue Code. We account for stock based payments with respect to our long term equity incentive award programs in accordance with the requirements of ASC 718.

2010 Summary Compensation Table

The following table sets forth information regarding the compensation earned by the Chief Executive Officer, the Chief Financial Officer and our other three most highly compensated executive officers during 2010.

					Changes in
					Pension
				Non-Equity	Value and
				Incentive	Nonqualified
			Option	Plan	Deferred	All Other
		Salary	Awards	Compensation	Compensation	Compensation
Name and Principal Positions	Year	($)	($)(1)	($)(2)	Earnings ($)(3)	($)(4)	Total ($)

Richard M. Bracken	2010	$1,324,975	—	$2,614,824	$9,250,610	$25,010,638	$38,201,047
Chairman and Chief	2009	$1,324,975	$3,361,016	$3,445,000	$4,096,368	$25,532	$12,252,891
Executive Officer	2008	$1,060,872	—	$694,370	$1,740,620	$31,781	$3,527,643
R. Milton Johnson	2010	$849,984	—	$1,032,267	$3,524,104	$16,520,422	$21,926,777
Executive Vice President,	2009	$849,984	$2,520,714	$1,360,000	$2,032,089	$17,674	$6,780,461
Chief Financial Officer and Director	2008	$786,698	—	$355,491	$1,871,790	$38,769	$3,052,748
Samuel N. Hazen	2010	$788,672	—	$816,431	$2,637,016	$10,759,757	$15,001,876
President — Western Group	2009	$788,672	$997,771	$1,041,067	$1,725,405	$16,499	$4,569,414
	2008	$788,672	—	$350,807	$810,462	$15,651	$1,965,592
Beverly B. Wallace	2010	$700,000	—	$701,348	$3,293,981	$8,538,321	$13,233,650
President — Shared	2009	$700,000	$997,771	$924,018	$2,047,036	$16,500	$4,685,325
Services Group	2008	$700,000	—	$314,992	$2,080,836	$15,651	$3,111,479
W. Paul Rutledge	2010	$693,740	—	$350,667	$2,598,032	$7,944,136	$11,586,575
President — Central Group	2009	$675,000	$997,771	$891,017	$1,510,040	$16,500	$4,090,328

(1)	Option Awards for 2009 include the aggregate grant date fair value of the stock option awards granted during fiscal year 2009 in accordance with ASC 718 with respect to the 2x Time Options to purchase shares of our common stock awarded to the named executive officers in fiscal year 2009 under the 2006 Plan.

(2)	Non-Equity Incentive Plan Compensation for 2010 reflects amounts earned for the year ended December 31, 2010 under the 2010 PEP, which amounts will be paid in cash up to the target level and 50% in cash and 50% through the grant of RSU awards in the first quarter of 2011 pursuant to the terms of the 2010 PEP. For 2010, the Company achieved its target performance level, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2010 PEP, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the target performance level but did not reach the maximum performance level, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA, which did not reach the threshold performance level.

Non-Equity Incentive Plan Compensation for 2009 reflects amounts earned for the year ended December 31, 2009 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2010 pursuant to the terms of the 2008-2009 PEP. For 2009, the Company exceeded its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards under the 2008-2009 PEP were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts.

Non-Equity Incentive Plan Compensation for 2008 reflects amounts earned for the year ended December 31, 2008 under the 2008-2009 PEP, which amounts were paid in the first quarter of 2009 pursuant to the terms of the 2008-2009 PEP. For 2008, the Company did not achieve its target performance level, but exceeded its threshold performance level, as adjusted, with respect to the Company’s EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, 2008 awards under the 2008-2009 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, which also exceeded the threshold performance level but did not reach the target performance level.

(3)	All amounts for 2010 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2010 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 5.00% to 4.25%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$6,851,260	$2,181,373	$1,351,824	$2,240,652	$1,617,037
Discount Rate Change	$2,399,350	$1,342,731	$1,285,192	$1,053,329	$980,995

All amounts for 2009 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2009 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.25% to 5.00%, which resulted in an increase in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Passage of Time	$1,655,097	$618,320	$343,653	$788,376	$420,979
Discount Rate Change	$2,441,271	$1,413,769	$1,381,752	$1,258,660	$1,089,061

All amounts for 2008 are attributable to changes in value of the SERP benefits. Assumptions used to calculate these figures are provided under the table titled “2010 Pension Benefits.” The changes in the SERP benefit value during 2008 were impacted mainly by: (i) the passage of time which reflects another year of pay and service plus actual investment return and (ii) the discount rate changing from 6.00% to

6.25%, which resulted in a decrease in the value. The impact of these events on the SERP benefit values was:

	Bracken	Johnson	Hazen	Wallace

Passage of Time	$2,142,217	$2,100,290	$1,037,631	$2,301,107
Discount Rate Change	$(401,597)	$(228,500)	$(227,169)	$(220,271)

(4)	2010 amounts generally consist of:

•	Distributions paid in 2010 on vested stock options held by the named executive officers on the applicable distribution record dates. Distributions of $3.88, $1.11 and $4.44, respectively, per share of common stock subject to such outstanding vested stock options held on the February 1, May 6 and November 24, 2010 record dates, respectively, were paid to the named executive officers in 2010. The total cash distributions received on vested stock options by the named executive officers in 2010 were:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Cash distributions on vested stock options	$21,752,083	$14,193,133	$9,264,688	$7,228,640	$6,630,283

•	Distributions that will become payable to the named executive officers upon the vesting of the applicable unvested stock option awards held by the named executive officers on the November 24, 2010 record date. In accordance with the award agreements governing the New Option awards held by the named executive officers, the Company reduced the per share exercise price of any unvested option outstanding as of the November 24, 2010 record date by the per share distribution amount ($4.44 per share) to the extent the per share exercise price could be reduced under applicable tax rules. Pursuant to such award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are:

	Bracken	Johnson	Hazen	Wallace	Rutledge

Balance of November 24, 2010 distribution amount payable on unvested stock options upon vesting of such options	$3,232,926	$2,309,235	$1,477,896	$1,293,161	$1,293,161

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,499

•	Personal use of corporate aircraft. In 2010, Messrs. Bracken, Johnson and Rutledge were allowed personal use of Company aircraft with an estimated incremental cost of $6,149, $1,554 and $2,339, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2010. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $1,891.

In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $692, $495 and $1,178 for travel and/or other expenses incurred by Messrs. Bracken, Hazen and Rutledge’s spouses, respectively, for such business related events, and additional income of $397, $179 and $676 was attributed to Messrs. Bracken, Hazen and Rutledge, respectively, as a result of the gross up on such amounts.

2009 amounts generally consist of:

•	Matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace	Rutledge

HCA 401(k) matching contribution	$16,500	$16,500	$16,499	$16,500	$16,500

•	Personal use of corporate aircraft. In 2009, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $5,025 and $1,129, respectively, to the Company. Ms. Wallace and Messrs. Hazen and Rutledge did not have any personal travel on Company aircraft in 2009. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $594. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $2,477 for travel and/or other expenses incurred by Mr. Bracken’s spouse for such business related events, and additional income of $891 was attributed to Mr. Bracken as a result of the gross up on such amount.

2008 amounts consist of:

•	Company contributions to our former Retirement Plan and matching Company contributions to our 401(k) Plan as set forth below.

	Bracken	Johnson	Hazen	Wallace

HCA Retirement Plan	$3,163	$3,163	$3,163	$3,163
HCA 401(k) matching contribution	$12,488	$12,488	$12,488	$12,488

•	Personal use of corporate aircraft. In 2008, Messrs. Bracken and Johnson were allowed personal use of Company aircraft with an estimated incremental cost of $15,233 and $4,546, respectively, to the Company. Ms. Wallace and Mr. Hazen did not have any personal travel on Company aircraft in 2008. We calculate the aggregate incremental cost of the personal use of Company aircraft based on a methodology that includes the average aggregate cost, on a per nautical mile basis, of variable expenses incurred in connection with personal plane usage, including trip-related maintenance, landing fees, fuel, crew hotels and meals, on-board catering, trip-related hangar and parking costs and other variable costs. Because our aircraft are used primarily for business travel, our incremental cost methodology does not include fixed costs of owning and operating aircraft that do not change based on usage. We grossed up the income attributed to Mr. Bracken with respect to certain trips on Company aircraft. The additional income attributed to him as a result of gross ups was $599. In addition, we will pay the expenses of our executives’ spouses associated with travel to and/or attendance at business related events at which spouse attendance is appropriate. We paid approximately $189 and $13,660 for travel and/or other expenses incurred by Messrs. Bracken’s and Johnson’s spouses, respectively, for such business related events, and additional income of $109 and $4,912 was attributed to Messrs. Bracken and Johnson, respectively, as a result of the gross up on such amounts.

2010 Grants of Plan-Based Awards

The following table provides information with respect to awards made under our 2010 PEP during the 2010 fiscal year.

								All Other
								Option
		Estimated Possible Payouts			Estimated Possible Payouts			Awards:	Exercise or
		Under Non-Equity Incentive			Under Equity Incentive			Number of	Base Price	Grant Date
		Plan Awards ($)(1)			Plan Awards (#)			Securities	of Option	Fair Value
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Underlying	Awards	of Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Options(2)	($/sh)	Awards

Richard M. Bracken	N/A	$430,625	$1,722,500	$3,445,000	—	—	—	—	—	—
R. Milton Johnson	N/A	$170,000	$680,000	$1,360,000	—	—	—	—	—	—
Samuel N. Hazen	N/A	$130,133	$520,534	$1,041,067	—	—	—	—	—	—
Beverly B. Wallace	N/A	$115,502	$462,009	$924,018	—	—	—	—	—	—
W. Paul Rutledge	N/A	$115,500	$462,000	$924,000	—	—	—	—	—	—

(1)	Non-equity incentive awards granted to each of the named executive officers pursuant to our 2010 PEP for the 2010 fiscal year, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” The amounts shown in the “Threshold” column reflect the threshold payment, which is 25% of the amount shown in the “Target” column. The amount shown in the “Maximum” column is 200% of the target amount. Pursuant to the terms of the 2010 PEP, the Company achieved its target performance level, as adjusted, but not did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA (including the International Division). Under the 2010 PEP for the 2010 fiscal year, Messrs. Bracken, Johnson, Hazen and Rutledge and Ms. Wallace will receive cash payments of $2,168,662, $856,134, $668,482, $350,667 and $581,678, respectively, and approximately $446,162, $176,133, $147,949, $0 and $119,670, respectively, payable in RSU awards at a grant price to be determined by the Board of Directors in consultation with the CEO in accordance with the 2010 PEP and our equity award policy, which RSU awards will vest 50% on the second anniversary of grant date and 50% on the third anniversary of the grant date. Such amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table

Total Compensation

In 2010, 2009 and 2008, total direct compensation, as described in the Summary Compensation Table, consisted primarily of base salary, annual PEP awards payable in cash, and, in 2009, 2x Time Option grants as set forth in each named executive officer’s employment agreement to be fully vested on the fifth anniversary of the Merger, and in 2010, distributions paid on the vested stock options held by the named executive officers on the applicable record dates and distributions that will become payable to the named executive officers upon the vesting of the certain unvested stock option awards held by the named executive officers on the November 24, 2010 distribution record date to the extent the exercise price of such options could not be fully reduced by the distribution amount under applicable tax rules. This mix was intended to reflect our philosophy that a significant portion of an executive’s compensation should be equity-linked and/or tied to our operating performance. In addition, we provided an opportunity for executives to participate in two supplemental retirement plans; however, effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions, although Restoration Plan accounts will continue to be maintained for such participants (for additional information concerning the Restoration Plan, see “2010 Nonqualified Deferred Compensation”).

Options

In January 2007, New Options to purchase common stock of the Company were granted under the 2006 Plan to members of management and key employees, including the named executive officers. The New Options were designed to be long term equity incentive awards, constituting a one-time stock option grant in lieu of annual equity grants. The New Options granted in 2007 have a ten year term and are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the grant date), 1/3 are EBITDA-based performance vested options and 1/3 are performance options that vest based on investment return to the Sponsors. The terms of the New Options granted in 2007 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.”

In accordance with their employment agreements entered into at the time of the Merger, as each may have been or may be subsequently amended, our named executive officers received the 2x Time Options in October 2009 with an exercise price equal to two times the share price at the Merger (or $22.64). The Committee allocated the 2x Time Options in consultation with our Chief Executive Officer, based on past executive contributions and future anticipated impact on Company objectives. The 2x Time Options have a ten year term and are structured so that forty percent were vested upon grant, an additional twenty percent of the options vested on November 17, 2009 and November 17, 2010, respectively, and twenty percent of the options granted to each recipient will vest on November 17, 2011. Thereby, a portion of the grant was vested on the date of the grant based on employment served since the Merger. The terms of the 2x Time Options are otherwise consistent with other time vesting options granted under the 2006 Plan. The terms of the 2x Time Options granted in 2009 are described in greater detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options.” The aggregate grant date fair value of the 2x Time Options granted in 2009 in accordance with ASC 718 is included under the “Option Awards” column of the Summary Compensation Table.

As a result of the Merger, all unvested awards under the HCA 2005 Equity Incentive Plan (the “2005 Plan”) (and all predecessor equity incentive plans) vested in November 2006. Generally, all outstanding options under the 2005 Plan (and any predecessor plans) were cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount by which the Merger consideration of $11.32 per share exceeded the exercise price for the options (without interest and less any applicable withholding taxes). However, certain members of management, including the named executive officers, were given the opportunity to convert options held by them prior to consummation of the Merger into options to purchase shares of common stock of the surviving corporation (“Rollover Options”). Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted so that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options became $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

New Options, 2x Time Options and Rollover Options held by the named executive officers are described in the Outstanding Equity Awards at 2010 Fiscal Year-End Table.

Employment Agreements

In connection with the Merger, on November 16, 2006, Hercules Holding entered into substantially similar employment agreements with each of the named executive officers and certain other executives, which agreements were shortly thereafter assumed by HCA Inc., and then in November 2010, to the extent applicable, by HCA Holdings, Inc., and which agreements govern the terms of each executive’s employment. The Company entered into an amendment to Mr. Bracken’s employment agreement, effective January 1, 2009, to reflect his appointment to the position of Chief Executive Officer. Effective as of February 9, 2011, the Company entered into amendments to Messrs. Bracken’s, Johnson’s, Hazen’s and Ms. Wallace’s employment agreements reflecting the new titles and new responsibilities resulting from the Company’s internal reorganization. In addition, Mr. Johnson’s amendment reflects that he shall serve as a member of the Board of Directors of the Company for so long as he is an officer of the Company.

Executive Employment Agreements

The term of employment under each of these agreements is indefinite, and they are terminable by either party at any time; provided that an executive must give no less than 90 days notice prior to a resignation.

Each employment agreement sets forth the executive’s annual base salary, which will be subject to discretionary annual increases upon review by the Board of Directors, and states that the executive will be eligible to earn an annual bonus as a percentage of salary with respect to each fiscal year, based upon the extent to which annual performance targets established by the Board of Directors are achieved. The employment agreements committed us to provide each executive with annual bonus opportunities in 2008 that were consistent with those applicable to the 2007 fiscal year, unless doing so would be adverse to our interests or the interests of our stockholders, and for later fiscal years, the agreements provide that the Board of Directors will set bonus opportunities in consultation with our Chief Executive Officer. With respect to the 2010 fiscal year and the 2009 and 2008 fiscal years, each executive was eligible to earn under the 2010 PEP and the 2008-2009 PEP, respectively, (i) a target bonus, if performance targets were met; (ii) a specified percentage of the target bonus, if “threshold” levels of performance were achieved but performance targets were not met; or (iii) a multiple of the target bonus if “maximum” performance goals were achieved, with the annual bonus amount being interpolated, in the sole discretion of the Board of Directors, for performance results that exceeded “threshold” levels but do not meet or exceed “maximum” levels. The annual bonus opportunities for 2010 were set forth in the 2010 PEP, as described in more detail under “Compensation Discussion and Analysis — Annual Incentive Compensation: PEP.” As described above, the Company achieved its target performance level, as adjusted, for 2010 but did not reach its maximum performance level, as adjusted, with respect to the Company’s EBITDA and the Western Group EBITDA; however, the Company did not reach the threshold performance level, as adjusted, with respect to the Central Group EBITDA. Therefore, 2010 awards under the 2010 PEP will be paid out to the named executive officers at approximately 151.8% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award will be paid out at approximately 156.9% of his target amount, due to the 50% of his PEP based on the Western Group EBITDA, and Mr. Rutledge, whose award will be paid out at approximately 75.9% of his target amount, due to the 50% of his PEP based on the Central Group EBITDA. As described above, the Company exceeded its maximum performance level, as adjusted, for 2009 with respect to the Company’s EBITDA and the Central and Western Group EBITDA; therefore, pursuant to the terms of the 2008-2009 PEP, awards were paid out to the named executive officers, at the maximum level of 200% of their respective target amounts for 2009. As described above, awards under the 2008 PEP were paid out to the named executive officers at approximately 68.2% of each such officer’s respective target amount, with the exception of Mr. Hazen, whose award was paid out at approximately 67.4% of the target amount. Each employment agreement also sets forth the number of options that the executive received pursuant to the 2006 Plan as a percentage of the total equity initially made available for grants pursuant to the 2006 Plan. Such option awards, the New Options, were made January 30, 2007 and are described above under “Options.” In each of the employment agreements with the named executive officers, we also committed to grant, among the named executive officers and certain other executives, the 2x Time Options, which were granted, as described above, on October 6, 2009. Additionally, pursuant to the employment agreements, we agree to indemnify each executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Internal Revenue Code), if any, that result from the adjustment by us of stock options held by the executive in connection with Merger or the future payment of any extraordinary cash dividends.

Pursuant to each employment agreement, if an executive’s employment terminates due to death or disability, the executive would be entitled to receive (i) any base salary and any bonus that is earned and unpaid through the date of termination; (ii) reimbursement of any unreimbursed business expenses properly incurred by the executive; (iii) such employee benefits, if any, as to which the executive may be entitled under our employee benefit plans (the payments and benefits described in (i) through (iii) being “accrued rights”); and (iv) a pro rata portion of any annual bonus that the executive would have been entitled to receive pursuant to the employment agreement based upon our actual results for the year of termination (with such proration based on the percentage of the fiscal year that shall have elapsed through the date of termination of employment, payable to the executive when the annual bonus would have been otherwise payable (the “pro rata bonus”)).

If an executive’s employment is terminated by us without “cause” (as defined below) or by the executive for “good reason” (as defined below) (each a “qualifying termination”), the executive would be (i) entitled to the accrued rights; (ii) subject to compliance with certain confidentiality, non-competition and non-solicitation covenants contained in his or her employment agreement and execution of a general release of claims on behalf of the Company, an amount equal to the product of (x) two (three in the case of Richard M. Bracken and R. Milton Johnson) and (y) the sum of (A) the executive’s base salary and (B) annual bonus paid or payable in respect of the fiscal year immediately preceding the fiscal year in which termination occurs, payable over a two- year period; (iii) entitled to the pro rata bonus; and (iv) entitled to continued coverage under our group health plans during the period over which the cash severance described in clause (ii) is paid. The executive’s vested New Options and 2x Time Options would also remain exercisable until the first anniversary of the termination of the executive’s employment. However, in lieu of receiving the payments and benefits described in (ii), (iii) and (iv) immediately above, the executive may instead elect to have his or her covenants not to compete waived by us. The same severance applies regardless of whether the termination was in connection with a change in control of the Company.

“Cause” is defined as an executive’s (i) willful and continued failure to perform his material duties to the Company which continues beyond 10 business days after a written demand for substantial performance is delivered; (ii) willful or intentional engagement in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or the Sponsors; (iii) conviction of, or a plea of nolo contendere to, a crime constituting a felony, or a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) willful and material breach of his covenants under the employment agreement which continues beyond the designated cure period or of the agreements relating to the new equity. “Good Reason” is defined as (i) a reduction in the executive’s base salary (other than a general reduction that affects all similarly situated employees in substantially the same proportions which is implemented by the Board in good faith after consultation with the chief executive officer and chief operating officer), a reduction in the executive’s annual incentive compensation opportunity, or the reduction of benefits payable to the executive under the SERP; (ii) a substantial diminution in the executive’s title, duties and responsibilities; or (iii) a transfer of the executive’s primary workplace to a location that is more than 20 miles from his or her current workplace (other than, in the case of (i) and (ii), any isolated, insubstantial and inadvertent failure that is not in bad faith and is cured within 10 business days after the executive’s written notice to the Company).

In the event of an executive’s termination of employment that is not a qualifying termination or a termination due to death or disability, he or she will only be entitled to the “accrued rights” (as defined above).

Additional information with respect to potential payments to the named executive officers pursuant to their employment agreements and the 2006 Plan is contained in “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table includes certain information with respect to options held by the named executive officers as of December 31, 2010.

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Richard M. Bracken	134,852	—	—	$2.83	1/24/2012
Richard M. Bracken	182,407	—	—	$2.83	1/29/2013
Richard M. Bracken	136,208	—	—	$2.83	1/29/2014
Richard M. Bracken	48,378	—	—	$2.83	1/27/2015
Richard M. Bracken	31,961	—	—	$2.83	1/26/2016
Richard M. Bracken	105,011	210,032	630,078	$5.31	1/30/2017
Richard M. Bracken	630,068	—	—	$11.32	1/30/2017
Richard M. Bracken	—	284,490	—	$13.21	10/6/2019
Richard M. Bracken	284,481	—	—	$17.65	10/6/2019
Richard M. Bracken	853,445	—	—	$22.64	10/6/2019
R. Milton Johnson	43,153	—	—	$2.83	1/24/2012
R. Milton Johnson	41,689	—	—	$2.83	1/29/2013
R. Milton Johnson	36,319	—	—	$2.83	1/29/2014
R. Milton Johnson	117,188	—	—	$2.83	7/22/2014
R. Milton Johnson	29,016	—	—	$2.83	1/27/2015
R. Milton Johnson	19,374	—	—	$2.83	1/26/2016
R. Milton Johnson	75,008	150,021	450,057	$5.31	1/30/2017
R. Milton Johnson	450,048	—	—	$11.32	1/30/2017
R. Milton Johnson	—	213,365	—	$13.21	10/6/2019
R. Milton Johnson	213,356	—	—	$17.65	10/6/2019
R. Milton Johnson	640,070	—	—	$22.64	10/6/2019
Samuel N. Hazen	86,306	—	—	$2.83	1/24/2012
Samuel N. Hazen	104,232	—	—	$2.83	1/29/2013
Samuel N. Hazen	75,670	—	—	$2.83	1/29/2014
Samuel N. Hazen	29,016	—	—	$2.83	1/27/2015
Samuel N. Hazen	19,374	—	—	$2.83	1/26/2016
Samuel N. Hazen	48,005	96,015	288,031	$5.31	1/30/2017
Samuel N. Hazen	288,030	—	—	$11.32	1/30/2017
Samuel N. Hazen	—	84,464	—	$13.21	10/6/2019
Samuel N. Hazen	84,450	—	—	$17.65	10/6/2019
Samuel N. Hazen	253,352	—	—	$22.64	10/6/2019
Beverly B. Wallace	62,538	—	—	$2.83	1/29/2013
Beverly B. Wallace	51,456	—	—	$2.83	1/29/2014
Beverly B. Wallace	20,726	—	—	$2.83	1/27/2015
Beverly B. Wallace	16,032	—	—	$2.83	1/26/2016
Beverly B. Wallace	42,004	84,013	252,027	$5.31	1/30/2017
Beverly B. Wallace	252,026	—	—	$11.32	1/30/2017

			Equity Incentive
	Number of	Number of	Plan Awards:
	Securities	Securities	Number of
	Underlying	Underlying	Securities
	Unexercised	Unexercised	Underlying	Option
	Options	Options	Unexercised	Exercise	Option
	Exercisable	Unexercisable	Unearned	Price	Expiration
Name	(#)(1)(2)(3)	(#)(2)(3)	Options(#)(2)	($)(4)(5)(6)	Date

Beverly B. Wallace	—	84,464	—	$13.21	10/6/2019
Beverly B. Wallace	84,450	—	—	$17.65	10/6/2019
Beverly B. Wallace	253,352	—	—	$22.64	10/6/2019
W. Paul Rutledge	37,756	—	—	$2.83	1/24/2012
W. Paul Rutledge	41,689	—	—	$2.83	1/29/2013
W. Paul Rutledge	24,214	—	—	$2.83	1/29/2014
W. Paul Rutledge	10,346	—	—	$2.83	1/27/2015
W. Paul Rutledge	24,304	—	—	$2.83	10/1/2015
W. Paul Rutledge	19,374	—	—	$2.83	1/26/2016
W. Paul Rutledge	42,004	84,013	252,027	$5.31	1/30/2017
W. Paul Rutledge	252,026	—	—	$11.32	1/30/2017
W. Paul Rutledge	—	84,464	—	$13.21	10/6/2019
W. Paul Rutledge	84,450	—	—	$17.65	10/6/2019
W. Paul Rutledge	253,352	—	—	$22.64	10/6/2019

(1)	Reflects Rollover Options, as further described under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options,” the 60% of the named executive officer’s time vested New Options, comprised of the 20% that vested as of January 30, 2008, January 30, 2009 and January 30, 2010, respectively, the 80% of the named executive officer’s EBITDA-based performance vested New Options, comprised of the 20% that vested as of December 31, 2007, December 31, 2008, December 31, 2009 and December 31, 2010, respectively (upon the Committee’s determination that the Company achieved the 2007, 2008, 2009 and 2010 EBITDA performance targets under the option awards, as adjusted, as described in more detail under “Compensation Discussion and Analysis — Long Term Equity Incentive Awards: Options”) and the 80% of the named executive officer’s vested 2x Time Options, comprised of the 40% that were vested on the grant date and the 20% that vested on November 17, 2009 and November 17, 2010, respectively.

(2)	Reflects New Options awarded in January 2007 under the 2006 Plan by the Compensation Committee as part of the named executive officer’s long term equity incentive award. The New Options granted in 2007 are structured so that 1/3 are time vested options (vesting in five equal installments on the first five anniversaries of the January 30, 2007 grant date), 1/3 are EBITDA-based performance vested options (vesting in equal increments of 20% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if certain annual EBITDA performance targets are achieved, subject to “catch up” vesting, such that, options that were eligible to vest but failed to vest due to our failure to achieve prior EBITDA targets will vest if at the end of any subsequent year or at the end of fiscal year 2012, the cumulative total EBITDA earned in all prior years exceeds the cumulative EBITDA target at the end of such fiscal year) and 1/3 are performance options that vest based on investment return to the Sponsors (vesting with respect to 10% of the common stock subject to such options at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $22.64 and with respect to an additional 10% at the end of fiscal years 2007, 2008, 2009, 2010 and 2011 if the Investor Return is at least $28.30, subject to “catch up” vesting if the relevant Investor Return is achieved at any time occurring prior to January 30, 2017, so long as the named executive officer remains employed by the Company). The time vested options are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column (with the exception of the 60% of the time vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column), and the EBITDA-based performance vested options and investment return performance vested options are both reflected in the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column (with the exception of the 80% of the EBITDA-based performance vested options that were vested as of December 31, 2010, which are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column). The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(3)	Reflects 2x Time Options awarded in October 2009 under the 2006 Plan by the Compensation Committee, pursuant to the named executive officer’s employment agreement, as part of the named executive officer’s long term equity incentive award. The 2x Time Options are structured, pursuant to the named executive officer’s respective employment agreements, so that 40% were vested on the grant date, an additional 20% vested on November 17, 2009 and November 17, 2010, respectively, and an additional 20% will vest on November 17, 2011. The 80% of the 2x Time Options that were vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Exercisable” column, and the 20% of the 2x Time Options that were not vested as of December 31, 2010 are reflected in the “Number of Securities Underlying Unexercised Options Unexercisable” column. The terms of these option awards are described in more detail under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options.”

(4)	Immediately after the consummation of the Merger, all Rollover Options (other than those with an exercise price below $2.83) were adjusted such that they retained the same “spread value” (as defined below) as immediately prior to the Merger, but the new per share exercise price for all Rollover Options would be $2.83. The term “spread value” means the difference between (x) the aggregate fair market value of the common stock (determined using the Merger consideration of $11.32 per share) subject to the outstanding options held by the participant immediately prior to the Merger that became Rollover Options, and (y) the aggregate exercise price of those options.

(5)	The exercise price for the New Options granted under the 2006 Plan to the named executive officers on January 30, 2007 was equal to the fair value of our common stock on the date of the grant, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors, pursuant to the terms of the 2006 Plan. Pursuant to the New Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested New Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules. With respect to the November 24, 2010 distribution and pursuant the New Option award agreements, to the extent the per share exercise price could not be reduced by the full $4.44 per share distribution, the Company will pay the named executive officers an amount on a per share basis equal to the balance of the per share distribution amount not permitted to be applied to reduce the exercise price of the applicable option in respect of each share of common stock subject to such unvested option outstanding as of the November 24, 2010 record date upon the vesting of such option. The total cash distributions attributable to the November 24, 2010 record date distribution (such amounts representing the balance of the distribution amount by which the exercise price of such options could not be reduced under applicable tax rules) that will become payable upon vesting of the applicable unvested stock options awards held by the named executive officers on November 24, 2010 are reflected in the “All Other Compensation” column of the Summary Compensation Table.

(6)	The exercise price for the 2x Time Options granted under the 2006 Plan to the named executive officers on October 6, 2009 was $22.64, pursuant to the named executive officers’ employment agreements. Pursuant to the New Options award agreements, in connection with the distributions of $3.88, $1.11 and $4.44, respectively, per share of outstanding common stock and outstanding vested stock option held on the February 1, May 6 and November 24, 2010 record dates, respectively, the Company reduced the per share exercise price of any unvested 2x Time Options outstanding as of the applicable record dates by the per share distribution amount to the extent the per share exercise price could be reduced under applicable tax rules.

Option Exercises and Stock Vested in 2010

The following table includes certain information with respect to options exercised by the named executive officers during the fiscal year ended December 31, 2010.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise(1)	Exercise ($)(2)

Richard M. Bracken	154,521	$3,137,421
R. Milton Johnson	15,173	$552,387
Samuel N. Hazen	86,328	$1,752,840
Beverly B. Wallace	70,358	$1,428,578

(1)	Messrs. Bracken and Hazen and Ms. Wallace elected a cash exercise of 154,521, 86,328 and 70,358 stock options, respectively, resulting in net shares realized of 154,521, 86,328 and 70,358, respectively. Mr. Johnson elected a cashless exercise of 27,205 stock options, resulting in net shares realized of 15,173.

(2)	Represents the difference between the exercise price of the options and the fair market value of the common stock on the date of exercise, as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors.

2010 Pension Benefits

Our SERP is intended to qualify as a “top-hat” plan designed to benefit a select group of management or highly compensated employees. There are no other defined benefit plans that provide for payments or benefits to any of the named executive officers. Information about benefits provided by the SERP is as follows:

	Plan	Number of Years	Present Value of	Payments During
Name	Name	Credited Service	Accumulated Benefit	Last Fiscal Year

Richard M. Bracken	SERP	29	$23,554,306	—
R. Milton Johnson	SERP	28	$9,877,428	—
Samuel N. Hazen	SERP	28	$7,967,999	—
Beverly B. Wallace	SERP	27	$11,990,524	—
W. Paul Rutledge	SERP	29	$8,102,058	—

Messrs. Bracken and Rutledge and Ms. Wallace are eligible for early retirement. The remaining named executive officers have not satisfied the eligibility requirements for normal or early retirement. All of the named executive officers are 100% vested in their accrued SERP benefit.

Plan Provisions

In the event the employee’s “accrued benefits under the Company’s Plans” (computed using “actuarial factors”) are insufficient to provide the “life annuity amount,” the SERP will provide a benefit equal to the amount of the shortfall. Benefits can be paid in the form of an annuity or a lump sum. The lump sum is calculated by converting the annuity benefit using the “actuarial factors.” All benefits with a present value not exceeding one million dollars are paid as a lump sum regardless of the election made.

Normal retirement eligibility requires attainment of age 60 for employees who were participants at the time of the change in control which occurred as a result of the Merger, including all of the named executive officers. Early retirement eligibility requires age 55 with 20 or more years of service. The service requirement for early retirement is waived for employees participating in the SERP at the time of its inception in 2001, including all of the named executive officers. The “life annuity amount” payable to a participant who takes early retirement is reduced by three percent for each full year or portion thereof that the participant retires prior to normal retirement age.

The “life annuity amount” is the annual benefit payable as a life annuity to a participant upon normal retirement. It is equal to the participant’s “accrual rate” multiplied by the product of the participant’s “years of service” times the participant’s “pay average.” The SERP benefit for each year equals the life annuity amount less the annual life annuity amount produced by the employee’s “accrued benefit under the Company’s Plans.”

The “accrual rate” is a percentage assigned to each participant, and is either 2.2% or 2.4%. All of the named executive officers are assigned a percentage of 2.4%.

A participant is credited with a “year of service” for each calendar year that the participant performs 1,000 hours of service for HCA Inc. or one of its subsidiaries, or for each year the participant is otherwise credited by us, subject to a maximum credit of 25 years of service.

A participant’s “pay average” is an amount equal to one-fifth of the sum of the compensation during the period of 60 consecutive months for which total compensation is greatest within the 120 consecutive month period immediately preceding the participant’s retirement. For purposes of this calculation, the participant’s compensation includes base compensation, payments under the PEP, and bonuses paid prior to the establishment of the PEP.

The “accrued benefits under the Company’s Plans” for an employee equals the sum of the employer-funded benefits accrued under the former HCA Retirement Plan (which was merged into the HCA 401(k) Plan in 2008), the HCA 401(k) Plan and any other tax-qualified plan maintained by HCA Inc. or one of its subsidiaries, the income/loss adjusted amount distributed to the participant under any of these plans, the account credit and the income/loss adjusted amount distributed to the participant under the Restoration Plan and any other nonqualified retirement plans sponsored by HCA Inc. or one of its subsidiaries.

The “actuarial factors” include (a) interest at the long term Applicable Federal Rate under Section 1274(d) of the Code or any successor thereto as of the first day of November preceding the plan year in which the participant’s retirement, death, disability, or termination with benefit rights under Section 5.3 or 6.2 occurs, and (b) mortality being the applicable Section 417(e)(3) of the Code mortality table, as specified and changed by the U.S. Treasury Department.

Credited service does not include any amount other than service with HCA Inc. or one of its subsidiaries.

Assumptions

The Present Value of Accumulated Benefit is based on a measurement date of December 31, 2010. The measurement date for valuing plan liabilities on the Company’s balance sheet is December 31, 2010.

The assumption is made that there is no probability of pre-retirement death or termination. Retirement age is assumed to be the Normal Retirement Age as defined in the SERP for all named executive officers, as adjusted by the provisions relating to change in control, or age 60. Age 60 also represents the earliest date the named executive officers are eligible to receive an unreduced benefit.

All other assumptions used in the calculations are the same as those used for the valuation of the plan liabilities in the plan’s most recent annual valuation.

Supplemental Information

In the event a participant renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits his rights to any further payment, and must repay any benefits already paid. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

2010 Nonqualified Deferred Compensation

Amounts shown in the table are attributable to the HCA Restoration Plan, an unfunded, nonqualified defined contribution plan designed to restore benefits under the HCA 401(k) Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year End

Richard M. Bracken	—	—	$206,549	—	$1,624,946
R. Milton Johnson	—	—	$84,699	—	$666,338
Samuel N. Hazen	—	—	$113,066	—	$889,505
Beverly B. Wallace	—	—	$69,780	—	$548,966
W. Paul Rutledge	—	—	$62,128	—	$488,770

The following amounts from the column titled “Aggregate Balance at Last Fiscal Year” have been reported in the Summary Compensation Tables in prior years:

	Restoration Contribution
Name	2001	2002	2003	2004	2005	2006	2007

Richard M. Bracken	$87,924	$146,549	$162,344	$192,858	$172,571	$409,933	$91,946
R. Milton Johnson	—	—	—	—	$71,441	$212,109	$57,792
Samuel N. Hazen	—	—	$79,510	$101,488	$97,331	$247,060	$62,004
Beverly B. Wallace	—	—	—	—	—	—	$52,250

Plan Provisions

Until 2008, hypothetical accounts for each participant were credited each year with a contribution designed to restore the HCA Retirement Plan based on compensation in excess of the Code Section 401(a)(17) compensation limit, based on years of service. Effective January 1, 2008, participants in the SERP are no longer eligible for Restoration Plan contributions. However, the hypothetical accounts as of January 1, 2008 will continue to be maintained and were increased or decreased with hypothetical investment returns based on the actual investment return of the Mix B fund of the HCA 401(k) Plan through December 31, 2010. Subsequently, the hypothetical accounts as of December 31, 2010 will continue to be maintained but will not be increased or decreased with hypothetical investment returns.

No employee deferrals are allowed under this or any other nonqualified deferred compensation plan.

Prior to April 30, 2009, eligible employees made a one-time election prior to participation (or prior to December 31, 2006, if earlier) regarding the form of distribution of the benefit. Participants chose between a lump sum and five or ten-year installments. All distributions are paid in the form of a lump-sum distribution unless the participant submitted an installment payment election prior to April 30, 2009. Distributions are paid (or begin) during the July following the year of termination of employment or retirement. All balances not exceeding $500,000 are automatically paid as a lump sum, regardless of election.

Supplemental Information

In the event a named executive officer renders service to another health care organization within five years following retirement or termination of employment, he or she forfeits the rights to any further payment, and must repay any payments already made. This non-competition provision is subject to waiver by the Committee with respect to the named executive officers.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers (based upon his or her 2010 base salary and PEP payment received in 2010 for 2009 performance), as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2010, assuming the executive’s employment terminates or the Company undergoes a Change in Control (as defined in the 2006 Plan and set forth above under “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Options”) effective December 31, 2010. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon an executive’s termination of employment. As noted above, in the event a named executive officer breaches or violates those certain confidentiality, non-competition and/or non-solicitation covenants contained in his or her employment agreement, the SERP or the HCA Restoration Plan, certain of the payments described below may be subject to forfeiture and/or repayment. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements,” “2010 Pension Benefits — Supplemental Information,” and “2010 Nonqualified Deferred Compensation — Supplemental Information.”

Richard M. Bracken

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$14,310,001	—	$14,310,001	—	—	—
Non-Equity Incentive Bonus(2)	$2,614,824	$2,614,824	$2,614,824	$2,614,824	—	$2,614,824	$2,614,824	$2,614,824	$2,614,824
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$17,800,598
SERP(4)	$22,425,973	$22,425,973	—	$22,425,973	$22,425,973	$22,425,973	$22,425,973	$19,717,244	—
Retirement Plans(5)	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	$2,901,084	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,727,128	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$1,401,000	—
Accrued Vacation Pay	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	$183,462	—

Total	$28,125,343	$28,125,343	$5,699,370	$42,435,344	$25,510,519	$42,435,344	$29,852,471	$26,817,614	$20,415,422

(1)	Represents amounts Mr. Bracken would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Bracken would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Bracken’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Bracken would be entitled. The value includes $1,276,138 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $1,624,946 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Bracken would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Bracken. Mr. Bracken’s payment upon death while actively employed includes $1,326,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

R. Milton Johnson

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$6,630,001	—	$6,630,001	—	—	—
Non-Equity Incentive Bonus(2)	$1,032,267	$1,032,267	$1,032,267	$1,032,267	—	$1,032,267	$1,032,267	$1,032,267	$1,032,267
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$12,815,562
SERP(4)	$10,627,544	—	—	$10,627,544	$10,627,544	$10,627,544	$10,627,544	$9,724,399	—
Retirement Plans(5)	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	$1,789,401	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,047,604	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$851,000	—
Accrued Vacation Pay	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	$117,692	—

Total	$13,566,904	$2,939,360	$2,939,360	$20,196,905	$12,534,637	$20,196,905	$15,614,508	$13,514,759	$13,847,829

(1)	Represents amounts Mr. Johnson would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Johnson would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Johnson’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Johnson would be entitled. The value includes $1,123,063 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $666,338 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Johnson would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 4 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Johnson. Mr. Johnson’s payment upon death while actively employed with the Company includes $851,000 of Company-paid life insurance.

Samuel N. Hazen

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,659,479	—	$3,659,479	—	—	—
Non-Equity Incentive Bonus(2)	$816,431	$816,431	$816,431	$816,431	—	$816,431	$816,431	$816,431	$816,431
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$7,684,802
SERP(4)	$8,384,265	—	—	$8,384,265	$8,384,265	$8,384,265	$8,384,265	$8,059,608	—
Retirement Plans(5)	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	$1,533,429	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$2,380,816	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$789,000	—
Accrued Vacation Pay	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	$109,203	—

Total	$10,843,328	$2,459,063	$2,459,063	$14,502,807	$10,026,897	$14,502,807	$13,224,144	$11,307,671	$8,501,233

(1)	Represents amounts Mr. Hazen would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Hazen would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Hazen’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Hazen would be entitled. The value includes $643,924 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $889,505 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Hazen would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 67, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Hazen. Mr. Hazen’s payment upon death while actively employed with the Company includes $789,000 of Company-paid life insurance.

Beverly B. Wallace

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,248,035	—	$3,248,035	—	—	—
Non-Equity Incentive Bonus(2)	$701,348	$701,348	$701,348	$701,348	—	$701,348	$701,348	$701,348	$701,348
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$10,679,246	$10,679,246	—	$10,679,246	$10,679,246	$10,679,246	$10,679,246	$9,554,436	—
Retirement Plans(5)	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	$1,084,745	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,235,049	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$701,000	—
Accrued Vacation Pay	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	$96,925	—

Total	$12,562,264	$12,562,264	$1,883,018	$15,810,299	$11,860,916	$15,810,299	$13,797,313	$12,138,454	$7,530,367

(1)	Represents amounts Ms. Wallace would be entitled to receive pursuant to her employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Ms. Wallace would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and her employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Under the 2010 PEP, incentive payouts up to the target will be paid in cash during the first quarter of 2011. Payouts above the target will be paid 50% in cash and 50% in RSUs. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Ms. Wallace’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Ms. Wallace would be entitled. The value includes $535,779 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $548,966 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Ms. Wallace would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Ms. Wallace. Ms. Wallace’s payment upon death while actively employed includes $701,000 of Company-paid life insurance.

W. Paul Rutledge

				Involuntary		Voluntary
				Termination		Termination
	Voluntary	Early	Normal	Without	Termination	for Good			Change in
	Termination	Retirement	Retirement	Cause	for Cause	Reason	Disability	Death	Control

Cash Severance(1)	—	—	—	$3,182,034	—	$3,182,034	—	—	—
Non-Equity Incentive Bonus(2)	$350,667	$350,667	$350,667	$350,667	—	$350,667	$350,667	$350,667	$350,667
Unvested Stock Options(3)	—	—	—	—	—	—	—	—	$6,829,019
SERP(4)	$8,479,517	$8,479,517	—	$8,479,517	$8,479,517	$8,479,517	$8,479,517	$7,673,752	—
Retirement Plans(5)	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	$1,308,476	—
Health and Welfare Benefits	—	—	—	—	—	—	—	—	—
Disability Income(6)	—	—	—	—	—	—	$1,770,423	—	—
Life Insurance Benefits(7)	—	—	—	—	—	—	—	$776,000	—
Accrued Vacation Pay	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	$96,923	—

Total	$10,235,583	$10,235,583	$1,756,066	$13,417,617	$9,884,916	$13,417,617	$12,006,006	$10,205,818	$7,179,686

(1)	Represents amounts Mr. Rutledge would be entitled to receive pursuant to his employment agreement. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(2)	Represents the amount Mr. Rutledge would be entitled to receive for the 2010 fiscal year pursuant to the 2010 PEP and his employment agreement, which amount is also included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See “Narrative Disclosure to Summary Compensation Table and 2010 Grants of Plan-Based Awards Table — Executive Employment Agreements.”

(3)	Represents the intrinsic value of all unvested stock options, which will become vested upon the Change in Control, calculated as the difference between the exercise price of Mr. Rutledge’s unvested New Options and the fair value price of our common stock on December 31, 2010 as determined by our Board of Directors in consultation with our Chief Executive Officer and other advisors for internal purposes ($23.13 per share). For the purposes of this calculation, it is assumed that the Company achieved an Investor Return of at least 2.5 times the Base Price of $11.32 at the end of the 2010 fiscal year.

(4)	Reflects the actual lump sum value of the SERP based on the 2010 interest rate of 4.01%.

(5)	Reflects the estimated lump sum present value of qualified and nonqualified retirement plans to which Mr. Rutledge would be entitled. The value includes $819,706 from the HCA 401(k) Plan (which represents the value of the Company’s contributions) and $488,770 from the HCA Restoration Plan.

(6)	Reflects the estimated lump sum present value of all future payments which Mr. Rutledge would be entitled to receive under our disability program, including five months of salary continuation, monthly long term disability benefits of $10,000 per month payable after the five-month elimination period until age 66 and 2 months, and monthly benefits of $10,000 per month from our Supplemental Insurance Program payable after the 180 day elimination period to age 65.

(7)	No post-retirement or post-termination life insurance or death benefits are provided to Mr. Rutledge. Mr. Rutledge’s payment upon death while actively employed includes $701,000 of Company-paid life insurance and $75,000 from the Executive Death Benefit Plan.

Director Compensation

During the year ended December 31, 2010, none of our directors received compensation for their service as a member of our Board. Our directors are reimbursed for any expenses incurred in connection with their service.

Our Board of Directors has adopted a director compensation program to be effective upon the completion of this offering. Pursuant to this program, each member of our Board of Directors who is not an employee of the Company will receive quarterly payment of the following cash compensation, as applicable, for Board services:

•	$100,000 annual retainer for service as a Board member (prorated for partial years);

•	$15,000 annual retainer for service as a member of the Audit and Compliance Committee;

•	$10,000 annual retainer for service as a member on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee;

•	$20,000 annual retainer for service as Chairman of the Audit and Compliance Committee; and

•	$12,500 annual retainer for service as Chairman on each of the Compensation Committee, Nominating and Corporate Governance Committee or Patient Safety and Quality of Care Committee.

We expect that we will continue to reimburse our directors for their reasonable expenses incurred in their service as Board members.

In addition to the director compensation described above, we anticipate that each non-employee director, upon joining the Board of Directors, will receive a one-time initial equity award with a value of $150,000. These equity grants will consist of restricted stock units (“RSUs”) ultimately payable in shares of our common stock. These RSUs will vest as to 100% of the award on the third anniversary of the grant date, subject to the director’s continued service on our Board of Directors. Each non-employee director will also receive an annual board equity award with a value of $125,000, awarded upon joining the Board of Directors (prorated at the time of hire for months of service) and at each annual meeting of the stockholders thereafter. These RSUs will vest as to 100% of the award on the subsequent annual meeting of the stockholders after each award was granted, each subject to the director’s continued service on our Board of Directors. We also anticipate allowing our directors to elect to defer receipt of shares under the RSUs.

Each non-employee director is expected to directly or indirectly acquire a number of shares of our common stock with a value of three times the value of the annual cash retainer for a director’s service on the Board of Directors within three years from the later of the Company’s listing on the NYSE or the date on which they are elected to the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee of the Board of Directors was composed of John P. Connaughton, James D. Forbes and Michael W. Michelson. None of the members of the Compensation Committee have at any time been an officer or employee of HCA or any of its subsidiaries. In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Each member of the Compensation Committee is also a manager of Hercules Holding, and the Amended and Restated Limited Liability Company Agreement of Hercules Holding requires that the members of Hercules Holding take all necessary action to ensure that the persons who serve as managers of Hercules Holding also serve on our Board of Directors. Messrs. Michelson, Forbes and Connaughton are affiliated with KKR, BAML Capital Partners (the private equity division of Bank of America Corporation) and Bain Capital Partners, LLC respectively, each of which is a party to the sponsor management agreement with us. The Amended and Restated Limited Liability Company Agreement of Hercules Holding, the sponsor management agreement and certain transactions with affiliates of BAML Capital Partners and KKR are described in greater detail in “Certain Relationships and Related Party Transactions.”